Exhibit 10(c)

2026 LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT

(Phantom Share Grant)

Participant:
Date of Grant:	[Date]	Deemed Share Price:	$XX.XX
Maximum LTIP Award (total):		Target LTIP Award (total):
Maximum Number of Phantom Shares:		Target Number of Phantom Shares:

1. Grant of LTIP Award. For valuable consideration, receipt of which is hereby acknowledged, Hovnanian Enterprises, Inc., a Delaware Corporation (the "Company"), hereby grants the Long-Term Incentive Program award opportunity (the “Award”) listed above to the Participant, on the terms and conditions hereinafter set forth. The Award granted hereunder is made as a standalone award, separate and apart from, and outside of, the 2020 Company Third Amended and Restated Stock Incentive Plan (the "Plan"), and shall not constitute an Award granted under or pursuant to that Plan. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan and the 2026 Long-Term Incentive Program adopted in connection with the Plan (the “LTIP”), which Plan and LTIP, as amended from time to time, shall apply to the Award as though the Award had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan), and the Award shall be subject to such terms, conditions and definitions which are hereby incorporated herein by reference and made a part hereof. Notwithstanding the foregoing, the Award shall not be counted for purposes of calculating the aggregate number of shares that may be issued or transferred pursuant to awards under the Plan or for purposes of calculating the award limitations under the Plan (including pursuant to Section 3 of the Plan). The Award represents an unfunded, unsecured right of the Participant to receive cash payments, all of which shall represent the value of a number of Shares of the Company’s Class A Common Stock on the New York Stock Exchange (“Phantom Shares”) on the date(s) specified under the LTIP, subject to the performance and time vesting conditions set forth thereunder. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the LTIP, as applicable. A copy of the LTIP is attached hereto as Exhibit A.

2. Amount of Award; Vesting and Timing of Payments. The target amount of the Award listed above represents the amount of payment of cash in respect of Phantom Shares that the Participant will be eligible to receive if the performance levels achieved during the Performance Period correspond to a payout level of 100% of target under the terms of the LTIP, assuming the time vesting requirements set forth under the LTIP are also met. The actual amount of cash in respect of Phantom Shares payable in respect of the Award may be more or less than the targeted amounts, and the amounts (if any) that become payable under the Award will be paid to the Participant at such times and subject to such performance, and time vesting conditions as set forth under the LTIP.

3. Adjustments Upon Certain Events. Subject to the terms of the Plan and the LTIP, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an "Adjustment Event"), the Committee shall, in its sole discretion, make an appropriate and equitable adjustment in the number of Phantom Shares subject to this Agreement to reflect such Adjustment Event. Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons.

4. No Right to Continued Employment. Neither the Plan, the LTIP nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.Further, the Company or an Affiliate may at any time dismiss the Participant, free from any liability or any claim under the Plan, the LTIP or this Agreement, except as otherwise expressly provided herein.

5. No Acquired Rights. The Participant acknowledges and accepts that the Board and the Committee have the power to amend or terminate the Plan and the LTIP, to the extent permitted thereunder, at any time and that the granting of this Award to the Participant to participate is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that this Award is not to be considered part of any normal or expected compensation and that the termination of the Participant's employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement, the Plan or the LTIP that may arise as a result of such termination of employment.

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6. No Rights of a Shareholder; Dividend Adjustments.

(a) The Participant shall have no voting, dividend or other rights or privileges as a shareholder of the Company.

(b) If on any date while the Award is outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the target number of Phantom Shares covered by this Award shall, as of such dividend payment date, be increased by a number of Phantom Shares equal to: (a) the product of (x) the target number of Phantom Shares previously covered by the Award as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Phantom Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the target number of Phantom Shares granted to the Participant under this Award shall be increased by a number equal to the product of (a) the target number of Phantom Shares covered by this Award on the related dividend record date, multiplied by (b) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Any Phantom Shares attributable to dividends under this Section 6(b) shall be subject to the performance and service vesting and payment provisions set forth in Exhibit A.

7. Transferability. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 7 shall be void and unenforceable against the Company or any Affiliate.

8. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer of cash due under this Agreement or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Notwithstanding the foregoing, if the Participant's employment with the Company terminates prior to the payment or transfer of all of the cash under this Agreement, the payment of any applicable withholding taxes with respect to any further payments of cash under this Award shall be made solely through withholding of cash otherwise payable under this Agreement in amounts equal to the statutory minimum withholding liability.

9. Non-Solicitation Covenants.

(a) The Participant acknowledges and agrees that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i) solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

(ii) solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

(iii) directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b) It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

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10. Specific Performance. The Participant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

12. Plan and LTIP. By entering into this Agreement, the Participant agrees and acknowledges that a copy of the Plan and the LTIP has been made available to the Participant. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or LTIP, the applicable terms and provisions of the Plan and LTIP will govern and prevail.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. 409A. Notwithstanding any other provisions of this Agreement, the Plan or the LTIP, this Award shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the payment of cash under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code (including due to the Participant’s status as a “specified employee” within the meaning of Section 409A of the Code), the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HOVNANIAN ENTERPRISES, INC.

By:

PARTICIPANT

By:

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Exhibit A

2026 Long-Term Incentive Program

[Insert Terms of 2026 Long-Term Incentive Program]

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